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                                                                    EXHIBIT 99.1

[Steel Cloud Logo]
1306 Squire Court, Dulles, VA 20166, 703-450-0400, FAX 703-450-0406
E-mail: info@steelcloud.com, www.steelcloud.com
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FOR INVESTOR OR MARKETING INFORMATION CONTACT: WILLIAM D. HUGHES AT
703-450-0400, EXT. 5124
FOR FINANCIAL INFORMATION PLEASE ACCESS OUR WEB SITE AT WWW.STEELCLOUD.COM V-ONE MEDIA/IR CONTACT: RICK EISENBERG, EISENBERG COMMUNICATIONS, 212-496-6828.

PRESS RELEASE
For Immediate Distribution

        STEELCLOUD CONTINUES STRATEGIC PUSH INTO NETWORK SECURITY MARKET.
            SIGNS DEFINITIVE MERGER AGREEMENT WITH V-ONE CORPORATION.
         ACQUISITION POSITIONS STEELCLOUD INTO FASTEST GROWING SECTOR OF
                        THE SECURE REMOTE ACCESS MARKET.

Dulles, VA and Germantown, MD - August 11, 2004 - SteelCloud, Inc. (Nasdaq:
SCLD), a leader in the development of network security solutions, and V-ONE Corporation (OTCPK: VNEC), a pioneer and technology leader in application-layer SSL VPN (secure socket layer - virtual private network) remote access products, today announced they have signed a definitive merger agreement for SteelCloud to acquire all of the issued and outstanding capital stock of V-ONE. The merger complements the Company's February 18, 2004 acquisition of Asgard Holding, LLC and adds substantially to SteelCloud's intellectual property for the fast-growing secure remote access market.

To reflect recent business results posted by V-ONE, terms of the transaction have been modified from those in the May 19, 2004 letter of intent, which contemplated that V-ONE common shareholders would receive one share of SteelCloud common stock in exchange for approximately 8.5 shares of V-ONE common stock. The definitive agreement calls for an all-stock transaction and contemplates that V-ONE common shareholders would receive one SteelCloud common share plus one SteelCloud warrant in exchange for approximately twenty-one (21) V-ONE common shares. The management and respective Boards of Directors of SteelCloud and V-ONE have approved this transaction subject to approval of the shareholders of both companies and other customary closing conditions.

A Form S-4 will be filed with the Security and Exchange Commission that will provide all parties and shareholders with purchase details. Immediately after SEC approval, a proxy will be sent to all SteelCloud and V-ONE shareholders soliciting their votes on the transaction. Soon thereafter, both SteelCloud and V-ONE will conduct shareholder meetings at which time votes will be tabulated. If the transaction is approved by both company's shareholders, the purchase will be finalized. The target date for closing is October 31, 2004.

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"This acquisition is a continuation of our 2003 strategic plan to transform
SteelCloud into a network security product company with our own software and appliances. The new combined company benefits shareholders of both firms," said Thomas P. Dunne, SteelCloud CEO and Chairman. "Now V-ONE products will become visible and viable in markets that are just starting to take off. Add to this the proprietary software that SteelCloud has been developing at our Ft. Lauderdale facility (formerly Asgard Holding LLC) and we have the ingredients to transform SteelCloud into a significant participant in some of the world's fastest growing network security market segments."

"With this acquisition, we will have the financial resources and a shared strategic vision that will allow the V-ONE technology and products to reach the mainstream markets," said V-ONE CEO and President, Margaret E. Grayson. "The products SteelCloud is developing will integrate seamlessly with existing V-ONE products, creating a next generation comprehensive security solution that will position SteelCloud to penetrate the network security market space."

Demand for secure, remote information access comes from an increasingly mobile workforce, Homeland Security initiatives and federal mandates such as the Health Insurance Portability and Accountability Act (HIPAA) for the healthcare industry and Gramm-Leach-Bliley (GLBA) for financial institutions.

V-ONE's SSL VPN products address all these market needs. Remote users can easily and securely access their corporate network from anywhere, at any time. All they need is an Internet connected PC with a browser. A recent study by Frost and Sullivan projects a 100% CAGR for SSL VPN products over the next few years and another study by Infonetics projects a $600 million US market by 2006.

With over $65 million already invested in patent-protected V-ONE products and a customer base that includes the National Security Agency, the FBI, the Departments of Defense and Treasury and major commercial accounts, the acquisition will allow SteelCloud to move aggressively and surely into the secure-network market space.

ABOUT STEELCLOUD

SteelCloud is a leading provider of network security products, custom integration services and professional IT services. The ISO 9001:2000 certified company develops security and server solutions in collaboration with some of the world's premiere software and technology companies. With a 17-year history of delivering sophisticated IT solutions to major corporate and public sector enterprises, the company has won numerous awards for technical excellence and customer services. SteelCloud's comprehensive engineering, product development, and support infrastructure provides a unique capability for rapidly developing cost effective, high performance network and security solutions. SteelCloud can be reached at 703-450-0400. Additional information is available at www.steelcloud.com.

ABOUT V-ONE CORPORATION

V-ONE's application layer SSL VPN security products are the most secure, cost effective and easiest to manage network solutions for the wireless, remote and satellite markets. These patented standards-based products work on all leading operating systems, boost satellite network speeds by 500% to 1500% over products using IP Security (IPSec) and enable secure remote access to an organization's VPN. V-ONE products have been deployed by U.S. government agencies charged with homeland security, including the FBI, NSA, and Departments of Defense, Justice and the Treasury. The Company's clients also include Fortune 500 and smaller companies in healthcare, banking & finance, transportation and high-tech. All rely upon V-ONE's 10-year proven track record for providing secure global VPN information sharing over the Internet, intranets, extranets and privately leased lines. For further information, please consult www.v-one.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of our stock; and the risk factors set forth from time to time in our SEC reports, including but not limited to our annual reports on Form 10-K and our quarterly reports on Forms 10-Q; and any reports on Form 8K. We take no obligation to update or correct forward-looking statements.

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